HORMEL FOODS CORPORATION
Restricted Stock Award Agreement

Under the 2026 Equity and Incentive Compensation Plan
(Non-Employee Directors)
Hormel Foods Corporation (the “Company”), pursuant to the Hormel Foods Corporation 2026 Equity and Incentive Compensation Plan (the “Plan”), has granted an award of Restricted Stock (the “Award”) to you, the Participant named below. The terms and conditions of this Restricted Stock Award are set forth in this Restricted Stock Award Agreement (the “Agreement”), consisting of this cover page and the Terms and Conditions on the following pages, and in the Plan document, a copy of which has been provided or otherwise made available to you and is incorporated herein by reference and made a part of this Agreement. Any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Plan, as it currently exists or as it is amended in the future.

Name of Participant: ______________________
Number of Shares of Restricted Stock: _______	Date of Grant: __________, 20__
Vesting Date:    The date of the Company’s next annual stockholders meeting, or if the Date of Grant (“Grant Date”) is later than February 3 of any given year, the date of the Company’s second succeeding annual stockholders meeting.

By signing below or otherwise evidencing your acceptance of this Agreement in a manner approved by the Company, you agree to all of the terms and conditions contained in this Agreement and in the Plan document. You acknowledge that you have received and reviewed these documents and that they set forth the entire agreement between you and the Company regarding your rights and obligations in connection with this Restricted Stock Award.

PARTICIPANT	HORMEL FOODS CORPORATION By: Name: Title:

Hormel Foods Corporation
2026 Equity and Incentive Compensation Plan
Restricted Stock Award Agreement
Terms and Conditions

1.Grant of Restricted Stock. The Company has granted to you, as of the Grant Date specified on the cover page of this Agreement and subject to the terms and conditions in this Agreement and the Plan, an Award of the number of shares of Restricted Stock specified on the cover page of this Agreement. Unless and until these shares vest as provided in Section 4 of this Agreement, they are subject to the restrictions provided for in Section 3 of this Agreement and are referred to as “Restricted Shares.”
2.Issuance of Restricted Shares. Until the Restricted Shares vest as provided in Section 4 of this Agreement (or are forfeited), the Restricted Shares will be evidenced either by a book-entry in your name with the Company’s transfer agent or by one or more stock certificates issued in your name. Any such stock certificate(s) will be deposited with the Company or its designee and will bear an appropriate legend referring to restrictions applicable to the Restricted Shares. Any book-entry will be accompanied by a similar legend and shall be subject to such stop-transfer orders and other restrictions as the Company may deem advisable. Your right to receive this Award is conditioned upon your execution and delivery to the Company of any instructions of assignment that may be necessary to permit transfer to the Company of all or a portion of the Restricted Shares if such Restricted Shares are forfeited in whole or in part.
3.Transfer Restrictions, Possible Forfeiture and Rights as Shareholder.
(a)Subject to Section 15 of the Plan, until the Restricted Shares vest as provided in Section 4 of this Agreement, you are not entitled to sell, margin, assign, transfer, exchange, pledge or otherwise encumber or dispose of the Restricted Shares and the Restricted Shares remain subject to possible forfeiture as provided in Section 5 of this Agreement. Any attempted transfer in violation of this Agreement or the Plan shall be null and void and of no effect.
(b)Except as otherwise provided in this Agreement or the Plan, you are entitled at all times on and after the Grant Date to all the rights of a shareholder with respect to the Restricted Shares, including the right to vote the Restricted Shares and to receive all ordinary course cash dividends paid with respect to the Restricted Shares (“Cash Dividends”). Any other dividends or distributions, including any extraordinary cash dividends or the right to receive any stock or other securities of the Company (or any company with or into which the company shall be combined or merged) and any other assets (excluding Cash Dividends) (collectively, “Other Distributions”) payable with respect to outstanding but unvested Restricted Shares, including any Shares or other property or securities distributable in connection with an equity restructuring or other event described in Section 11 of the Plan, shall be delivered to, retained and held by the Company subject to the same restrictions, vesting conditions and other terms of this Agreement to which the underlying unvested Restricted Shares are subject. At the time the underlying
Restricted Shares vest, the Company shall deliver to you (without interest) such retained Other Distributions that relate to the Restricted Shares that have vested. In this Agreement, the term “Restricted Shares” shall, whenever the context requires, be deemed
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to include all Other Distributions in respect of the Restricted Shares. You agree to execute and deliver to the Company any instruments of assignment that may be necessary to permit transfer to the Company of all or any portion of any dividends or distributions subject to this Section 3(b) that may be forfeited.
4.Vesting of Restricted Shares.
(a)Scheduled Vesting. The Restricted Shares will vest on the Vesting Date specified on the cover page of this Agreement (the “Vesting Date”), so long as your applicable employment or service to the Company does not end before such date.
(b)Accelerated Vesting. Notwithstanding Section 4(a) of this Agreement, vesting of the Restricted Shares may be accelerated during the term of the Award under the circumstances described in Sections 12(b) and 12(c) of the Plan, and at the discretion of the Committee in accordance with Section 6(f) and 18(c) of the Plan.
5.Effect of Termination of Service. Except as otherwise provided in accordance with Section 4 of this Agreement, if you cease to be a Company or Affiliate employee, Director or consultant (as described in the Plan), you will immediately forfeit all unvested Restricted Shares. Any Restricted Shares that are forfeited shall be returned to the Company for cancellation. You shall have no further rights as a stockholder of the Company with respect to the forfeited Restricted Shares, including, without limitation, any right to receive any dividend or distribution payable to stockholders of record on or after the date of such forfeiture.
6.Delivery of Unrestricted Shares. After any Restricted Shares vest pursuant to Section 4 of this Agreement, and after the Company has determined that all conditions to the release of such vested Restricted Shares to you have been satisfied, the Company shall, as soon as practicable, cause to be delivered to you the applicable number of unrestricted shares of Common Stock, together with all Other Distributions that relate to such shares of Common Stock. Delivery of the unrestricted shares of Common Stock shall be effected by the removal of restrictions on the book-entry in the stock register maintained by the Company’s transfer agent with a corresponding notice provided to you, by the electronic delivery of the shares of Common Stock to a brokerage account you designate, or by delivery to you of a stock certificate without a restrictive legend.
7.No Right to Continued Service or Future Awards. This Agreement memorializes Restricted Stock awarded to you, but does not impose any obligation on the Company to make any future grants or issue any future awards to you or otherwise continue your participation under the Plan. This Agreement will not give you a right to continued employment or service with the Company or any Affiliate, and the Company may terminate your applicable employment or service without regard to the effect it may have upon you under this Agreement.
8.Tax Consequences. You acknowledge that unless you make a proper and timely Section 83(b) election as described below, then at the time the Restricted Shares vest, you will be obligated to recognize ordinary income and be taxed in an amount equal to the fair market value as of the date of vesting of the Restricted Shares then vesting. You shall be solely responsible for any tax obligations that may arise as a result of this Award.
You understand that, with respect to the grant of this Award, you may file an election with the Internal Revenue Service, within 30 days of the Grant Date, electing pursuant to Section 83(b) of the Code to be taxed on the fair market value of the Restricted Shares as of the Grant Date. You acknowledge that it is your sole responsibility to timely file an election under Section
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83(b) of the Code. If you make such an election, you must promptly provide the Company with a copy.
9.Governing Plan Document. This Agreement and the Award are subject to all the provisions of the Plan, and to all interpretations, rules and regulations which may, from time to time, be adopted and promulgated by the Board or the Committee pursuant to the Plan. All interpretations of the Committee and all related decisions or resolutions of the Board or the Committee shall be final and binding on the Company and you. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.
10.Entire Agreement. This Agreement and the Plan set forth the entire agreement and understanding of the parties hereto with respect to the issuance and delivery of the Restricted Shares and supersede all prior agreements, arrangements, plans, and understandings relating to the issuance and delivery of these Restricted Shares.
11.Choice of Law. This Agreement will be interpreted and enforced under the laws of the state of Delaware (without regard to its conflicts-of-law principles).
12.Binding Effect. This Agreement will be binding in all respects on your heirs, representatives, successors and assigns, and on the successors and assigns of the Company.
13.Compensation Recovery Policy; Cancellation.
(a)You agree that during the period of your employment or service with the Company or any of its Affiliates (the “Covenant Term”), you will not (i) materially breach the Company’s Code of Ethics and Business Conduct or (ii) breach any noncompetition, nondisclosure or similar obligation owed to the Company or any Affiliate. Failure to comply with the provisions of Section 13(a) during the Covenant Term shall cause this Award to be canceled.
(b)Additionally, this Award and any compensation associated herewith may be made subject to reduction, cancellation, forfeiture or recovery by the Company or other action pursuant to any Compensation Recovery Policy adopted by the Board or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law. Any Agreement may be unilaterally amended by the Committee to comply with any such Compensation Recovery Policy.
14.Electronic Delivery and Acceptance. The Company may deliver any documents related to this Award by electronic means and request your acceptance of this Agreement by electronic means. You hereby consent to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.
15.Other Acknowledgments. Nothing in this Agreement (or otherwise) (a) limits your right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Sarbanes-Oxley Act of 2002) or (b) prevents you from providing, without prior notice to the Company, information (including documents) to governmental authorities or agencies regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities or agencies regarding possible legal violations (for purpose of clarification, you are not prohibited from
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providing information (including documents) voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act). The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege.
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